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                                                              Page 1 of 5 Pages

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

              INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                     UNDER THE SECURITIES EXCHANGE ACT OF 1934



                             Trega Biosciences, Inc.
                             -----------------------
                                 (Name of Issuer)


                         Common stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)


                                  0894699107
                                  ----------
                                 (CUSIP Number)


                                 August 20, 1999
                            -------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      / /  13d-1(b)
      /X/  13d-1(c)
      / /  13d-1(d)


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                                                              Page 2 of 5 Pages

                                  SCHEDULE 13G
CUSIP No. 0894699107

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ChemNavigator.com, Inc.      52-2169546
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
3.  SEC USE ONLY

-------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
      NUMBER       5.   SOLE VOTING POWER
        OF              1,000,000 Shares of Common Stock
      SHARES       -------------------------------------------------------------
   BENEFICIALLY    6.   SHARED VOTING POWER
  OWNED BY EACH         0 Shares of Common Stock
    REPORTING      -------------------------------------------------------------
      PERSON       7.   SOLE DISPOSITIVE POWER
       WITH             1,000,000 Shares of Common Stock
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER
                        0 Shares of Common Stock
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,000,000 Shares of Common Stock

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    / /

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.5%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    CO



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                                                              Page 3 of 5 Pages

ITEM 1.     (a) Name of Issuer:
                Trega Biosciences, Inc.

            (b) Address of Issuer's Principal Executive Offices:
                9880 Campus Point Drive
                San Diego, California 92121

ITEM 2.     (a) Name of Persons Filing:
                ChemNavigator.com, Inc.

            (b) Address of Principal Business Office or, if none, Residence:
                6166 Nancy Ridge Drive
                San Diego, California 92121

            (c) Citizenship:
                Delaware

            (d) Title of Class of Securities:
                Common Stock, $0.001 par value

            (e) CUSIP Number :
                0894699107

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

             (a)  / /  Broker or dealer registered under Section 15 of the
                       Exchange Act;
             (b)  / /  Bank as defined in Section 3(a)(6) of the Exchange Act;
             (c)  / /  Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act;
             (d)  / /  Investment company registered under Section 8 of the
                       Investment Company Act;
             (e)  / /  An investment adviser in accordance with
                       Rule 13d-1(b)(1)(ii)(E);,
             (f)  / /  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
             (g)  / /  A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);
             (h)  / /  A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;
             (i)  / /  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
             (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement is filed pursuant to Rule13d-1(c), check this box. /X/

ITEM 4.      Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:

              See Item 9 of cover page.

         (b)  Percent of class:

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                                                              Page 4 of 5 Pages

         See Item 11 of cover page.

         (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote
                                                       See Item 5 of cover page.
                                                       -------------------------
              (ii)  Shared power to vote or to direct the vote
                                                       See Item 6 of cover page.
                                                       -------------------------
              (iii) Sole power to dispose or to direct the disposition of
                                                       See Item 7 of cover page.
                                                       -------------------------
              (iv)  Share power to dispose or to direct the disposition of
                                                       See Item 8 of cover page.
                                                       -------------------------


ITEM 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following   / /

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person

         N/A

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         N/A

ITEM 8.  Identification and Classification of Members of the Group

         N/A

ITEM 9.  Notice of Dissolution of Group

         N/A

ITEM 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.

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                                                              Page 5 of 5 Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   8/30/99
                                                    Date
         -------------------------------

                                           CHEMNAVIGATOR.COM, INC.

                                           By: /s/ Richard P. Burgoon, Jr.
                                               ---------------------------
                                               Richard P. Burgoon, Jr.
                                               Secretary